                                                                     EXHIBIT 3.4

             THIRD AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                            OF GENOMIC SOLUTIONS INC.
                             A DELAWARE CORPORATION


         GENOMIC SOLUTIONS INC., a corporation organized and existing under the General Corporation Law of the State of Delaware, as amended, does hereby certify:

         ONE: The corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 5, 1997, and an Amended and Restated Certificate was filed on December 24, 1997, as amended May 22, 1998 and January 24, 2000. A Second Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on
             , 2000.

         TWO: This Third Amended and Restated Certificate of Incorporation restates and amends the provisions of the Second Amended and Restated Certificate of Incorporation of this corporation and has been duly adopted in accordance with Section 242 and Section 245 of the General Corporation Law of the State of Delaware, as amended. This Third Amended and Restated Certificate of Incorporation shall become effective upon its filing (the "Effective Date").

         THREE: The text of the Second Amended and Restated Certificate of Incorporation is hereby amended and restated in its entirety as follows:

                                   ARTICLE I.

         The name of this corporation is Genomic Solutions Inc.

                                   ARTICLE II.

         The address of the registered office of the corporation in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, and the name of its registered agent at that address is The Corporation Trust Company.

                                   ARTICLE III.

         The name and mailing address of the incorporator of the corporation is:
Sara M. Kruse, Jaffe, Raitt, Heuer & Weiss, Professional Corporation, One Woodward Avenue, Suite 2400, Detroit, Michigan 48226.

                                   ARTICLE IV.

         The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware, as amended.

                                   ARTICLE V.

         A. Classes of Stock. This corporation shall have authority to issue the following classes of stock in the number of shares and at the par value indicated below:

         CLASS                                    NUMBER OF SHARES AUTHORIZED               PAR VALUE PER SHARE
         -----                                    ---------------------------               -------------------
         Common Stock                                     40,000,000                              $0.001
         Callable Common Stock                            40,000,000                              $0.001
         Preferred Stock                                  15,000,000                              $0.001

         B. Preferred Stock. Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the corporation (the "Board of Directors") is authorized, subject to any limitations prescribed by law, to provide for the issuance of and to issue shares of the Preferred Stock in series, and, by filing a certificate pursuant to the laws of the State of Delaware, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. The Board of Directors is also authorized to increase or decrease the number of shares of any series, prior or subsequent to the issuance of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

         C. Common Stock and Callable Common Stock.

         1. Voting. The holders of Callable Common Stock and Common Stock shall, on all matters submitted to a vote of the stockholders of the corporation, each be entitled to one vote per share, voting together as a single class unless otherwise provided for in this Third Amended and Restated Certificate of Incorporation or required by applicable law.

         2. Liquidation, Dissolution or Winding Up. Upon any liquidation, dissolution or winding up of the corporation, (1) the holders of shares of Callable Common Stock shall be entitled to receive an aggregate amount per share equal to the aggregate amount to be distributed per share to holders of Common Stock, and (2) no distribution shall be made to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Common Stock, except distributions made ratably on the Common Stock and all such other parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up.

         3. Other Rights, Preferences, Privileges and Restrictions. All other rights, preferences, privileges and restrictions of Callable Common Stock and Common Stock shall be identical in all respects, except as follows:


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         (a) Redemption. Subject to the provisions of Article V, Section C3(c)
below and applicable provisions of the Delaware General Corporation Law, the Callable Common Stock shall be redeemed, in whole but not in part, by the corporation (the "Call"), following the receipt by the corporation of a Redemption Notice (as defined in Article V, Section E below) at the prices and upon the terms and conditions set forth below.

             (i) Price. The redemption price per share of Callable Common
         Stock shall be the greatest of the following, subject to subsection
         (ii) below and adjusted as set forth in subsection (iv) below (the "Redemption Price"): (a) 120% of the average of the last reported sale price per share of the Callable Common Stock, as reported on the New York Stock Exchange or the Nasdaq Stock Market, as applicable, over the 30 trading days ending on the trading day before the Redemption Notice Date (as defined in Article V, Section E below); (b) 120% of the last reported sales price per share of Callable Common Stock, as reported on the New York Stock Exchange or the Nasdaq Stock Market, as applicable, on the trading day before the Redemption Notice Date; or
         (c) the price set forth below:

                      Price Per Share of
                      ------------------               Number of Days That Have Elapsed Between Effective
                     Callable Common Stock                       Date and Redemption Notice Date
                     ---------------------             --------------------------------------------------
                             $6.75                                      1 through 182
                             $7.00                                      183 through 365
                             $7.50                                      366 through 548
                             $8.00                                      549 through 730

         ; provided, however, that no days during which the Redemption Notice may not be given, as described below, shall be included in calculating the number of days that have elapsed between the Effective Date and the Redemption Notice Date. The Redemption Notice may not be given prior to and during the 180-day period following the consummation of a Qualified Initial Public Offering (as defined in Article V, Section E below) and during a Standoff Period (as defined in Article V, Section E below). In addition, if the corporation receives an Acceptable Acquisition Proposal and the Redemption Notice is not given within 5 Business Days of the corporation's providing PerkinElmer (as defined in Article V, Section E below) with the notice of such proposal, the Redemption Notice may not be given until the earlier of (x) the withdrawal or rejection of the Acceptable Acquisition Proposal; (y) the modification of the price or value of the Acceptable Acquisition Proposal in a manner adverse to the corporation or its stockholders; or (z) the 180th day following the receipt of the Acceptable Acquisition Proposal notice by PerkinElmer. The number of days during which the Redemption Notice may not be given shall not exceed an aggregate of 270 days less the number of days that have elapsed between January 27, 2000 and the Effective Date; provided, however, that the number of days that have elapsed during any Standoff Period shall not be counted towards the 270 day limitation.

                  (ii) Acquisition Proposal. Notwithstanding subsection (i) above, if, prior to the corporation's receipt of the Redemption Notice, the corporation notifies PerkinElmer that the corporation has received an Acceptable Acquisition Proposal (as defined in Article V,


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         Section E below), the Redemption Price with respect to any Redemption
         Notice given during the five Business Days following PerkinElmer's receipt of such notice from the corporation will be the price set forth in the Acceptable Acquisition Proposal. If the Acceptable Acquisition Proposal sets forth a proposed transaction involving currency other than cash, the per share cash equivalent (and hence the Redemption Price) shall be determined by a nationally recognized investment banker selected by PerkinElmer and reasonably acceptable to the corporation; provided, however, that such investment banker may not have rendered service to PerkinElmer; provided, further, that PerkinElmer shall pay all the costs and expenses of such investment banker.

                  (iii) Notice. Subject to the provisions of Article V, Section C3(b)(i) below, notice of any proposed redemption of the Callable Common Stock shall be given promptly by the corporation after the Redemption Notice Date by mailing a copy of such notice (the "Call Notification"), postage prepaid, to the holders of record of the shares of Callable Common Stock at their respective addresses then appearing on the books of the corporation, but neither failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of the proceeding for the redemption of the Callable Common Stock.

                  (iv) Adjustments. If the corporation shall at any time after the initial issuance of any Callable Common Stock pay any dividend on Callable Common Stock payable in Callable Common Stock or effect a subdivision or combination of the Callable Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Callable Common Stock, then in each such case the Redemption Prices set forth in Article V, Section 3(a)(i)(c) above shall be adjusted by multiplying each Redemption Price in effect immediately prior to such event by the ratio of the number of shares of Callable Common Stock outstanding immediately prior to such event to the number of shares of Callable Common Stock outstanding immediately after such event. If the corporation shall at any time after the initial issuance of any Callable Common Stock declare or pay any dividend on Callable Common Stock in cash, securities or other property other than Callable Common Stock, the Redemption Prices set forth in Article V, Section 3(a)(i)(c) above in effect for each period after such event shall be reduced by the per share value of such dividend multiplied by a fraction the numerator of which equals the Redemption Price which would otherwise be in effect for such period and the denominator of which equals the Redemption Price in effect at the time of such event; provided that such adjustment shall not be made with respect to cash dividends determined by the majority of the Board of Directors to be in the ordinary course. The Board of Directors shall determine in good faith the value of any noncash dividend for purposes of those adjustments.


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         (b)      Procedures.

                  (i)      Payment.

                           (A) On or prior to the date any Call Notification is
                  first sent or given, the corporation shall deposit or cause to be deposited with the Depositary, in trust for payment to the holders of the Callable Common Stock, the aggregate of the Redemption Price (in each case, together with accrued and unpaid dividends to such date) of the shares to be redeemed and deliver irrevocable written instructions authorizing the Depositary to apply such deposit solely to the redemption of the shares to be redeemed. Following the giving of the Call Notification, each holder of shares of Callable Common Stock will be paid the Redemption Price for such shares within three Business Days (as defined in Article V, Section E below) following the surrender to the Depositary of the certificate or certificates representing such shares, together with a properly executed letter of transmittal covering such shares.

                           (B) The corporation's written instructions to the
                  Depositary may provide that any of such deposit remaining unclaimed at the expiration of two years after the date the Call Notification is given by the holder of any of such shares of Callable Common Stock be returned to the corporation and revert to the general funds of the corporation, after which return such holder shall have no claim against the Depositary but shall have a claim as an unsecured creditor against the corporation for the Redemption Price without interest. The Call Notification having been duly given, or the Depositary having been irrevocably authorized by the corporation to give said notice, and the Redemption Price of the shares to be redeemed having been deposited, all as aforesaid, then all shares of Callable Common Stock with respect to which such deposit shall have been made pursuant to exercise of the Call shall forthwith, whether or not the date fixed for such redemption shall have occurred or the certificates for such shares shall have been surrendered for cancellation, be deemed no longer to be outstanding for any purpose, and all rights with respect to such shares shall thereupon cease and terminate, except the right of the holders of such shares to receive, out of such deposit in trust, the Redemption Price (together with accrued and unpaid dividends through the date of giving of the Call Notification) to which they are entitled, without interest.

                  (ii) Redeemed Shares. All shares of Callable Common Stock redeemed by the corporation pursuant to the Call shall be retired and cancelled promptly after the redemption thereof.

         (c) Conversion of Callable Common Stock. Each share of Callable Common Stock outstanding following the close of business on the last day (the "Conversion Date") of the Call Period (as defined in Article V, Section E below), shall, unless the Redemption Notice Date shall


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

have occurred, automatically be converted into one share of Common Stock in accordance with the terms and conditions set forth below.

                  (i) Notice; Replacement of Shares. Notice of the Conversion Date shall be given by mailing a copy of such notice, postage prepaid, to the holders of record of the shares of Callable Common Stock at their respective addresses then appearing on the books of the corporation, not more than 30 days after the Conversion Date, but neither failure to mail such notice nor any defect therein or in the mailing thereof shall affect the validity of the conversion of the Callable Common Stock. Upon request of any holder, the corporation shall issue and deliver to the holder as promptly as practicable after the Conversion Date a replacement certificate for the number of shares issuable upon conversion of such Callable Common Stock. Following the close of business on the Conversion Date, all Callable Common Stock shall immediately cease to be outstanding for any purpose, except the right to request Common Stock certificates upon surrender of the certificates representing Callable Common Stock and the right to receive declared and unpaid dividends on such Callable Common Stock. No shares of Callable Common Stock shall be issued after the Conversion Date.

                  (ii) Reservation of Shares. The corporation shall provide, free from preemptive rights, out of its authorized but unissued shares, or out of shares held in its treasury, sufficient shares of Common Stock to provide for the conversion of all issued and outstanding shares of Callable Common Stock on the Conversion Date. The corporation covenants that all shares of Common Stock that may be issued upon conversion of Callable Common Stock will upon issue be fully paid and non-assessable by the corporation and free from all taxes, liens and charges with respect to the issue thereof. The corporation further covenants that, if on the Conversion Date the Callable Common Stock shall be listed on the New York Stock Exchange or the National Market Tier of the Nasdaq Stock Market, the corporation will, if permitted by applicable rules, seek to list on the New York Stock Exchange or the National Market Tier of the Nasdaq Stock Market, as the case may be, all Common Stock issuable.

         (d) Conversion of Common Stock. At its option, PerkinElmer shall have the right, exercisable at any time after the Effective Date and until the Conversion Date, to convert each share of Common Stock which it holds into one fully paid and nonassessable share of Callable Common Stock, such right to be exercisable from time to time with respect to any or all of such shares of Common Stock. PerkinElmer may exercise such option during such period upon not less than ten (10) days prior written notice to the corporation, which notice shall include a statement from PerkinElmer of its bona fide intent to sell the shares of Callable Common Stock received by it upon such conversion and its agreement to work with the corporation's market makers to effect an orderly sale of such shares. The foregoing notwithstanding, if, at the time of any exercise by PerkinElmer of the option provided to it herein, the number of shares of Callable Common Stock which PerkinElmer will receive pursuant to such exercise, together with the number of shares of Callable Common Stock into which PerkinElmer has previously converted shares of Common Stock, does not exceed 100,000 in the aggregate, adjusted to reflect any events described in Article V, Section c(3)(e) below, then the number of days of prior written notice which PerkinElmer is required to give to the corporation in connection with such exercise shall be reduced from ten (10) days to one (1) day. After the applicable notice period has elapsed, upon PerkinElmer's surrender to the corporation at its principal offices of a certificate or certificates representing shares of Common Stock to be converted in accordance with the written notice provided to the corporation, duly endorsed, the corporation shall, as soon as practicable thereafter, issue and deliver to PerkinElmer a certificate or certificates for the number of shares of Callable Common Stock into which such shares of Common Stock have been converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Common Stock to be converted, and PerkinElmer shall be treated for all purposes as the record holder of such shares of Callable Common Stock as of such date.

          (e) Dividends, etc. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Third Amended and Restated Certificate of Incorporation, holders of Callable Common Stock and Common Stock shall be entitled to receive such dividends and other distributions in cash, Preferred Stock, stock of any corporation other than the corporation or property of the corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the corporation legally available therefor and shall share equally on a per share basis in all such dividends and other distributions. In the case of dividends or other distributions payable in stock of the corporation other than Preferred Stock, including distributions pursuant to stock splits or divisions of stock of the corporation other than Preferred Stock which occur after the initial issuance of shares of Callable Common Stock by the corporation, only shares of Common Stock shall be paid or distributed with respect to Common Stock and only shares of Callable Common Stock in an amount per share equal to the amount per share paid or distributed with respect to Common Stock shall be paid or distributed with respect to Callable Common Stock. In the case of any combination or reclassification of the Callable Common Stock or the Common Stock, the shares of the Common Stock or the Callable Common Stock, as the case may be, shall also be combined or reclassified so that the number of shares of Callable Common Stock outstanding immediately following such combination or reclassification shall bear the same relationship to the number of shares of Callable Common Stock outstanding immediately prior to such combination or reclassification as the number of shares of Common Stock outstanding immediately following such combination or reclassification bears to the number of shares of Common Stock outstanding immediately prior to such combination or reclassification.

         (f) Consolidation, Merger, etc. If the corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then, in any such case, each share of Callable Common Stock shall at the same time be similarly exchanged for or changed into an amount per share equal to the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged; provided that, unless the consolidation, merger, combination or other transaction is effected pursuant to an Acceptable Acquisition Proposal, the stock or securities into or for which the Callable Common Stock is changed or exchanged (but not the Common Stock) shall be made redeemable on terms no less favorable to the corporation and PerkinElmer than the terms upon which the Callable Common Stock is redeemable.

         (g) Rank. The Common Stock and Callable Common Stock shall rank junior (as to dividends and upon liquidation, dissolution and winding up) to all series of the corporation's Preferred Stock.

         (h) Legend. Each certificate representing shares of Callable Common Stock shall bear the following legend:

             "The shares of Callable Common Stock represented hereby are subject to (i) redemption at the option of the corporation during the periods, at the prices and on the terms and conditions specified in the corporation's Third Amended and Restated Certificate of Incorporation, as the same may be amended and/or restated from time to time (the "Certificate of Incorporation"), and (ii) conversion into Common Stock, par value $0.001, of the corporation on the date specified, and upon the terms and conditions set forth in, the Certificate of Incorporation. After notification of the corporation's exercise of its redemption option, the shares represented by this certificate shall cease to be outstanding for all purposes and the holder hereof shall be entitled to receive only the redemption price of such shares, without interest. After conversion this certificate shall represent the shares of Common Stock into which the shares of Callable Common Stock represented hereby shall have been converted, and this certificate may be exchanged for a new certificate representing such shares of Common Stock."

         D. Amendment. In addition to any affirmative vote required by law or this Third Amended and Restated Certificate of Incorporation, any amendment of the provisions of Article V or Article VII hereof, or any amendment, reclassification, limitation or repeal of any other provision of this Third Amended and Restated Certificate of Incorporation that would have the effect of amending, modifying, limiting or repealing said Article V or Article VII, shall require the affirmative vote of the holders of a majority of the shares of Common Stock entitled to vote and of the holders of a majority of the shares of Callable Common Stock entitled to vote, each voting separately as a class.

         E. Definitions. For purposes of this Article V, the following terms shall have the following meanings:

         1. "Acceptable Acquisition Proposal" means an acquisition proposal that is not subject to further due diligence and not subject to any financing contingency, that contains a proposal as to price and that the Board of Directors is prepared to accept.

         2. "Acquisition Proposal" means any proposal or offer made to the corporation or its stockholders with respect to a merger, acquisition, tender offer, exchange offer, consolidation, sale of assets or similar transaction involving all or substantially all of the assets or securities of the corporation (but not including the Call).

         3. "Business Day" means any day which is not a Saturday, Sunday or a federal holiday.

         4. "Call Period" means the period commencing on the "Effective Date" and ending on the earlier of: (i) the close of business on the second anniversary of the Effective Date; provided, however, that such date shall be extended by the aggregate number of days during which the Redemption Notice may not be given, other than those days which have elapsed during any Standoff Period; and provided, further, that, the foregoing notwithstanding, if PerkinElmer sells any shares of Callable Common Stock within thirty (30) days prior to the date on which the Call Period would otherwise end pursuant to the provisions of this clause (i), the Call Period shall be extended for a period of days after the end of the Standoff Period that is equal to the number of days elapsing between the date on which such sale occurs and the date on which the Call Period would otherwise end pursuant to the provisions of this clause (i);
(ii) the date of the closing by the corporation of the transaction set forth in an Acceptable Acquisition Proposal, so long as no Redemption Notice was given within five (5) Business Days of the corporation providing PerkinElmer with the notice of such proposal and such closing occurs within 180 days following the receipt of such notice by PerkinElmer, or (iii) the date on which PerkinElmer has sold that number of shares of Common Stock and Callable Common Stock (after conversion of shares of Common Stock into Callable Common Stock pursuant to
Article V, Section 3(d) above) which, together with any shares of Common Stock and Callable Common Stock previously sold by PerkinElmer, exceeds 50% of the shares of Common Stock held by PerkinElmer as of the Effective Date, as adjusted to reflect any of the events described in Article V, Section C3(e) above.

         5. "Depositary" means the bank or trust company in           ,
              , having combined capital, surplus and undivided profits of at least $500,000,000 which is appointed by the corporation to serve as agent for the purpose of receiving certificates representing shares of the Common Stock upon exercise of the Call and distributing the Redemption Price.

         6. "PerkinElmer" means PerkinElmer, Inc., a Massachusetts corporation, or one of its affiliates to whom it has assigned its rights pursuant to that certain Investment Agreement, dated as of December 14, 1999, between the corporation and PerkinElmer.

         7. "Qualified Initial Public Offering" means an initial public offering by the corporation for an aggregate offering price of at least $20 million and that results in the corporation's stock being listed on the New York Stock Exchange or the National Market Tier of the Nasdaq Stock Market.

         8. "Redemption Notice" means a written request from PerkinElmer to the corporation to effect the Call, which written request may not be given by PerkinElmer at any time during a Standoff Period.


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

         9. "Redemption Notice Date" means the date on which the corporation receives the Redemption Notice, whether by facsimile, personal delivery, receipt of delivery by overnight courier or receipt of U.S. Mail.

         10."Standoff Period" means the thirty day period that commences upon the date of the sale by PerkinElmer of any shares of Callable Common Stock.

         F. Restrictions on Issuances of Capital Stock and Dividends. The affirmative vote of the holders of a majority of the issued and outstanding shares of Common Stock at the time outstanding (voting as a single class), given in person or by proxy, either in writing without a meeting called for the purpose, or by vote at any meeting called for the purpose, shall be necessary for the corporation to effect:

         1. Prior to expiration of the Call Period, the issuance of any shares of Common Stock other than to PerkinElmer.

         2. Following the receipt by the corporation of the Redemption Notice, the issuance of any shares of capital stock or any securities convertible into, exercisable for or exchangeable for capital stock of the corporation.

         3. Following the receipt by the corporation of the Redemption Notice, the declaration of any dividends or distributions on any shares of capital stock.

         4. The acceptance or consummation of any Acquisition Proposal prior to the expiration of five Business Days following notice to PerkinElmer that such Acquisition Proposal is an Acceptable Acquisition Proposal.

         5. Prior to the expiration of the Call Period, any reclassification of the capital stock of the corporation, other than the reclassification contemplated in Article VI below.

                                   ARTICLE VI.

            Effective as of the Effective Date, the following changes to the capital structure of the corporation will occur:

         1. Each share of the corporation's Common Stock, par value $.001 per share, outstanding immediately prior to the Effective Date will be reclassified as and converted into one share of Callable Common Stock.

         2. Each share of the corporation's Series B Preferred Stock outstanding immediately prior to the Effective Date will be reclassified as and converted into that number of shares of Callable Common Stock which is equal to the number of shares of the corporation's common stock into which such share is convertible immediately prior to the Effective Date under the corporation's Second Amended and Restated Certificate of Incorporation (the "Second Restated Certificate").

         3. Each share of the corporation's Series C Preferred Stock outstanding immediately prior to the Effective Date will be reclassified as and converted into that number of shares of Callable Common Stock which is equal to the number of shares of the corporation's common stock into which such share is convertible immediately prior to the Effective Date under the Second Restated Certificate.

         4. Each share of the corporation's Series D Preferred Stock outstanding immediately prior to the Effective Date will be reclassified as and converted into that number of shares of Callable Common Stock which is equal to the number of shares of the corporation's common stock into which such share is convertible immediately prior to the Effective Date under the Second Restated Certificate.

         5. Each share of the corporation's Series M Preferred Stock outstanding immediately prior to the Effective Date will be reclassified as and converted into that number of shares of Callable Common Stock which is equal to the number of shares of the corporation's common stock into which such share is convertible immediately prior to the Effective Date under the Second Restated Certificate.

         6. Each share of the corporation's Series P Preferred Stock outstanding immediately prior to the Effective Date will be reclassified as and converted into that number of shares of Common Stock which is equal to the number of shares of the corporation's common stock into which such share is convertible immediately prior to the Effective Date under the Second Restated Certificate.

         7. Each option to purchase shares of the corporation's common stock will be converted into an option to purchase that number of shares of Callable Common Stock which is equal to the number of shares of the corporation's common stock into which such option is convertible immediately prior to the Effective Date, on the terms and conditions as were in effect immediately prior to the Effective Date.

         8. Each warrant to purchase shares of the corporation's common stock outstanding immediately prior to the Effective Date, other than the Exercised Warrants (as defined below) and warrants which expire at the Effective Date, will be converted into a callable warrant to purchase that number of shares of Callable Common Stock which is equal to the number of shares of the corporation's common stock into which such warrant is exercisable immediately prior to the Effective Date, on the terms and conditions in effect immediately prior to the Effective Date.

         9. As of the Effective Date, former holders of the corporation's Common Stock and Series B, Series C, Series D, Series M and Series P Preferred Stock will cease to have any rights as holders of such Common Stock and Preferred Stock, but will have the rights of holders of Callable Common Stock and Common Stock, as the case may be.

         The corporation has appointed as agent (the "Exchange Agent") for the purpose of exchanging certificates representing shares of the corporation's Common Stock and Series B,

Series C, Series D, Series M and Series P Preferred Stock and documents representing warrants to acquire the corporation's common stock which are subject to mandatory exercise (the "Exercised Warrants") upon the consummation of the offering described in the Registration Statement filed on Form S-1 with the Securities and Exchange Commission (the "Offering"). The corporation has deposited in trust with the Exchange Agent the shares of Common Stock and Callable Common Stock to be delivered to the holders of the corporation's Common Stock and Series B, Series C, Series D, Series M and Series P Preferred Stock and to the holders of the Exercised Warrants. Promptly after the date hereof, the corporation will cause the Exchange Agent to send to each holder of the corporation's common stock and preferred stock and each holder of an Exercised Warrant at the Effective Date a letter of transmittal in customary form for use in such exchange, which will specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper delivery to the Exchange Agent of the certificates representing shares of the corporation's Common Stock or Series B, Series C, Series D, Series M and Series P Preferred Stock and documents representing the Exercised Warrants. Upon a holder's surrender to the Exchange Agent of a certificate or certificates representing shares of the corporation's Common Stock or Series B, Series C, Series D, Series M and Series P Preferred Stock, or of a document evidencing an Exercised Warrant, such holder will be entitled to receive a certificate representing shares of Common Stock or Callable Common Stock, as the case may be. If any shares of Common Stock or Callable Common Stock are to be delivered to a person other than the registered holder of the shares of the corporation's Common Stock or Series B, Series C, Series D, Series M and Series P Preferred Stock represented by the certificate or certificates, or the registered holder of the Exercised Warrant, surrendered in exchange therefor, it shall be a condition to such delivery that the certificate or certificates, or documents evidencing the Exercised Warrants, so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person requesting such delivery pay to the Exchange Agent any transfer or other taxes required as a result of such delivery to a person other than the registered holder of such shares, or the party to whom the Exercised Warrants were issued, or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable. After the Effective Date, each such certificate and each document will, until so surrendered, represent for all purposes only the right to shares of Common Stock or Callable Common Stock, as the case may be.


                                  ARTICLE VII.

         The business and affairs of the corporation shall be managed by or under the direction of a board of directors consisting of not less than three
(3) nor more than nine (9) directors. The exact number shall be determined from time to time by resolution adopted by the affirmative vote of a majority of the directors in office at the time of adoption of such resolution. The directors shall be divided into three classes, Class I, Class II and Class III. The initial term of office of the Class I, Class II and Class III directors shall expire at the annual meeting of stockholders in 2000, 2001 and 2002, respectively. The number of directors shall be apportioned among the classes by the Board of Directors so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of


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


that class. Beginning in 2000, at each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting shall be elected for a three-year term. In no case will a decrease in the number of directors shorten the term of any incumbent director even though such decrease may result in an inequality of the classes until the expiration of such term. A director shall hold office until the annual meeting of the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement or removal from office. Any director may be removed with or without cause, but only by the affirmative vote of the holders of not less than a majority of the outstanding capital stock of the corporation entitled to vote generally in the election of directors voting together as a single class. Except as required by law or the provisions of this Certificate of Incorporation, all vacancies on the Board of Directors and newly created directorships shall be filled by the Board of Directors. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor. Notwithstanding anything to the contrary contained in this Article VII, the term of each member of the Board of Directors, irrespective of that member's class, shall end on the date of the sending of the Call Notification by the corporation.

                                  ARTICLE VIII.

         A. Indemnification of Officers and Directors.  The corporation shall:

         1. indemnify, to the fullest extent permitted by the General Corporation Law of the State of Delaware, as amended, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, or if such person has previously been designated for indemnification by the resolution of the Board of Directors, an employee or agent of the corporation, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit, or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendre or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful; and

         2. indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, joint venture, employee benefit plan, trust or other enterprise, or if such person has previously been designated for indemnification by the resolution of the Board of Directors, an employee or agent of the corporation, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper; and

         3. indemnify any director or officer, or, if such person has previously been designated for indemnification by the resolution of the Board of Directors, an employee or agent of the corporation, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith, to the extent that such director, officer, employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Article VIII.A.1 and 2, or in defense of any claim, issue or matter therein; and

         4. make any indemnification under Article VIII.A.1 and 2 (unless ordered by a court) only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because such director, officer, employee or agent has met the applicable standard of conduct set forth in Article VIII.A.1 and 2. Such determination shall be made (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding, or (2) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (3) by the stockholders of the corporation; and

         5. pay expenses incurred by a director or officer in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by the corporation as authorized in this Article VIII. Notwithstanding the foregoing, the corporation shall not be obligated to pay expenses incurred by a director or officer with respect to any threatened, pending, or completed claim, suit or action, whether civil, criminal, administrative, investigative or otherwise ("Proceedings") initiated or brought voluntarily by a director or officer and not by way of defense (other than proceedings brought to establish or enforce a right to indemnification under the provision of this Article VIII. unless a court of competent jurisdiction determines that each of the material assertions made by the director or officer in such proceeding were not made in good faith or were frivolous). The corporation shall not be obligated to indemnify the director or officer for any amount paid in settlement of a proceeding covered hereby without the prior written consent of the corporation to such settlement; and

         6. not deem the indemnification and advancement of expenses granted pursuant to the other subsections of this Article VIII. exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in which director's or officer's official capacity and as to action in another capacity while holding such office; and

         7. have the right, authority and power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of this Article VIII.; and

         8. deem the provisions of this Article VIII. to be a contract between the corporation and each director and officer, or appropriately designated employee or agent who serves in such capacity at any time while this Article
VIII. is in effect, and any repeal or modification of this Article VIII. shall not affect any rights or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought or threatened based in whole or in part upon such state of facts; and

         9. continue the indemnification and advancement of expenses provided by, or granted pursuant to, this Article VIII. unless otherwise provided when authorized or ratified, as to a person who has ceased to be a director, officer, employee or agent of the corporation and such rights shall inure to the benefit of the heirs, executors and administrators of such a person.

         B. Elimination of Certain Liability of Directors. A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the General Corporation Law of the State of Delaware, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the General Corporation Law of the State of Delaware is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the corporation, in addition to the limitation on personal liability provided herein, shall be eliminated or limited to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended. Any repeal or modification of this Article VIII. by the stockholders of the corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the corporation existing at the time of such repeal or modification.

                                   ARTICLE IX.

         Meetings of stockholders may be held within or without the State of Delaware as the bylaws may provide. The books of the corporation may be kept outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the corporation. Election of directors need not be by written ballot unless the bylaws of the corporation so provide.

                                   ARTICLE X.

         No stockholder of the corporation shall by reason of holding shares of any class of stock have any cumulative voting right.


                                   ARTICLE XI.

         The Board of Directors may from time to time make, amend, supplement or repeal the corporation's bylaws; provided, however, that the stockholders may change or repeal any bylaw adopted by the Board of Directors; and provided, further, that no amendment or supplement to the bylaws adopted by the Board of Directors shall vary or conflict with any amendment or supplement adopted by the stockholders.


         IN WITNESS WHEREOF, the undersigned has executed this Third Amended and
Restated Certificate of Incorporation of Genomic Solutions Inc. on       , 2000.


                                   --------------------------------------------
                                   Jeffrey  S.  Williams,  President  and Chief
                                   Executive Officer



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